Exhibit 99.1

Ciner Enterprises Inc. Signs Definitive Agreement to Sell a Controlling Interest in Ciner Resources Corporation, Which Owns the Controlling General Partner and Limited Partner Interests in Ciner Resources LP, to Sisecam Chemicals USA Inc.
November 20, 2021
ATLANTA--(BUSINESS WIRE)--Ciner Enterprises Inc. (CEI), a wholly owned subsidiary of We Soda Ltd of London, UK, has signed a definitive agreement to sell 60% of Ciner Resources Corporation (CRC) to Sisecam Chemicals USA Inc., a wholly owned subsidiary of Turkiye Sise ve Cam Fabrikalari A.S. of Istanbul, Turkey. CRC owns an approximately 72% limited partner interest in Ciner Resources LP (NYSE: CINR) (“Ciner Resources” or the “Partnership”), as well as its 2% general partner interest and related incentive distribution rights, and so the sale of a controlling interest in CRC, if completed, will result in a change of control for Ciner Resources.
Contacts
Investor Relations
Ahmet Tohma
Chief Financial Officer
(770) 375-2321
atohma@ciner.us.com